UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2006

                               Radial Energy, Inc.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                 333-113726           72-1580091
----------------------------     ---------------    -------------------
(State or other jurisdiction      (Commission         (IRS Employer
      of incorporation)           File Number)      Identification No.)

                         1313 East Maple St.
                         Bellingham WA                      98225
        --------------------------------------------- -----------------
            (Address of principal executive offices)      (Zip Code)

     Registrant's telephone number, including area code: 360-685-4200

                             BV PHARMACEUTICAL, INC.
                             -----------------------
                        (Former name or former address,
                          if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 19, 2006, the Company entered into a Letter of Intent with Zeigler-Peru, Inc., to form a joint venture for an oil drilling project in Peru. Pursuant to the LOI, the Company will obtain a 20% working interest, and 18% revenue interest, in the Peruvian Huaya Anticline Project, Block 100, oil prospect located near the analogous Maquia Field.

As consideration for this interest, which is only for one well, the Company will pay US$1,650,000. The Company will be a minority investor only in the project, and will not be the operator.

Management believes the prospect is a low-risk opportunity to discover and develop a field with production potential, but there can be no assurance the prospect will achieve such potential. Formal agreement is expected to be reached by May 5, 2006, and the first well is to expected to be drilled by the end of the 3rd quarter of 2006, with production anticipated by year end.

The project encompasses a structural closure of 534 acres, with the potential for 41 well locations. The Company believes there is currently an established oil market offering international prices and an existing transportation network with refineries nearby.

The Company has contracted Gustavson and Associates of Boulder, Colorado, to perform a reserve assessment with a preliminary finding to be provided prior to the anticipated May 5, 2006, closing.

There are no material relationships between the registrant or its affiliates and any of the parties, other than in respect of the agreement.


ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective April 17, 2006, Lee Southern resigned as a Director, Treasurer and CFO of the Company. G. Leigh Lyons, Director, President and Secretary of the Company, has been appointed to serve as Treasurer and CFO of the Company until the next annual meeting of shareholders. The Company is seeking a suitable replacement for Mr. Southern as Director. Mr. Southern's resignation was not based on any disagreements with the Company.

Mr. Lyons has over 22 years experience in the domestic and international oil and gas sector, specializing in general management, corporate governance, strategic planning, acquisitions and project management. He recently founded Sound Energy Advisors LLC a consulting company dedicated to providing corporate management and governance services to start-up and emerging energy companies. Mr. Lyons is the President and director of Digital Ecosytems Corp. (OTC BB: DGEO) and Benem Ventures Inc. (BNM.H: NEX Exchange).

From 2000 to 2005, Mr. Lyons was Chief Operating Officer and Project Director for Gas TransBoliviano S.A., a Shell/Enron controlled gas transmission company headquartered in Bolivia. Other positions held by Mr. Lyons include, President and Director of Can West Exploration Inc., a junior exploration company operating in Colombia, Vice President of Exploration and Production for Compania General de Combustibles S.A. in Buenos Aires, and Vice President of Corporate Development for Global Natural Resources Inc. in Houston.

Mr. Lyons received his Bachelor of Arts in Earth Science from the University of California, Santa Cruz in 1984 and is an Alumnus of the Harvard Business School having completed the Advanced Management Program in 2004.

Mr. Lyons has entered into an employment agreement with the Company, commencing April 1, 2006, for an initial term of three (3) years, with base compensation of US$180,000.00 per year, plus reimbursement of all Company-related expenses incurred. Mr. Lyons also is eligible for a bonus and a stock grant, in the discretion of the Board of Directors, plus health benefits of approximately $800.00 per month and an auto allowance of $400.00 per month. The Company may terminate the employment agreement for "Cause", as defined in the agreement, upon 30 days' prior written notice, and Mr. Lyons may terminate the employment agreement for "Good Reason", as defined in the agreement, upon 30 days' prior written notice. Under certain circumstances, the Company may become obligated to pay Mr. Lyons substantial cash penalties upon termination, all as set forth in the agreement.

ITEM 5.03 AMENDMENTS TO ARTICLES OF  INCORPORATION  OR BYLAWS;  CHANGE IN FISCAL
YEAR

Effective April 3, 2006, the Company, pursuant to a statutory merger with a Colorado corporation under NRS Ch. 92A.200, in which the Company was the surviving entity, amended Article 1 of its Articles of Incorporation to change its name to "Radial Energy, Inc."


ITEM 9.01 EXHIBITS

2 and 3(i)   Amendment to Articles of Incorporation

99.1         Press Release



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BV Pharmaceutical, Inc.


By: /s/ G. LEIGH LYONS
    -----------------
    G. Leigh Lyons
    President

Dated:  April 19, 2006